UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-146660

Post-Effective Amendment No. 1 to Form S-8, Registration Statement No. 333-75656

Post-Effective Amendment No. 2 to Form S-8, Registration Statement No. 333-70533

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPAN-AMERICA MEDICAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

South Carolina	57-0525804
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

               70 Commerce Center, Greenville, South Carolina 29615

(Address of Principal Executive Offices)     (Zip Code)

Span-America Medical Systems, Inc. 2007 Equity Incentive Plan

Span-America Medical Systems, Inc. 2000 Restricted Stock Plan

Span-America Medical Systems, Inc. 1997 Stock Option Plan

(Full titles of plans)

Marcel Bourassa President Span-America Medical Systems, Inc. 70 Commerce Center Greenville, South Carolina 29615 (864) 288-8877	Copies to: Eric K. Graben, Esq. Andrew B. Coburn, Esq. Wyche, P.A. 44 East Camperdown Way Greenville, South Carolina 29601 (864) 242-8200

(Name and address of agent for service)

(864) 288-8877

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ____	Accelerated Filer ____
Non-Accelerated Filer X	Smaller Reporting Company ____

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”), filed by Span-America Medical Systems, Inc., a South Carolina corporation (the “Registrant”), to withdraw and remove from registration all shares of the Registrant’s common stock, no par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “SEC”):

●     Registration Statement on Form S-8 (No. 333-146660), pertaining to the registration of an aggregate of 250,000 Shares, issuable under the Span-America Medical Systems, Inc. 2007 Equity Incentive Plan, which was filed with the SEC on October 12, 2007.

●     Registration Statement on Form S-8 (No. 333-75656), pertaining to the registration of an aggregate of 100,000 Shares issuable under the Span-America Medical Systems, Inc. 2000 Restricted Stock Plan, which was filed with the SEC on December 21, 2001.

●     Registration Statement on Form S-8 (No. 333-70533), pertaining to the registration of an aggregate of 241,799 Shares issuable under the Span-America Medical Systems, Inc. 1997 Stock Option Plan, which was filed with the SEC on January 13, 1999 and amended by the Post-Effective Amendment No. 1 to Form S-8 Registration Statement (No. 333-146659) filed with the SEC on October 12, 2007, registering an additional 41,799 Shares under the Span-America Medical Systems, Inc. 1997 Stock Option Plan.

On June 16, 2017, pursuant to the terms of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 1, 2017, by and among the Registrant, Savaria Corporation (“Parent”) and Savaria (SC) Inc. (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving company and an indirect, wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, all of the offerings of the Registrant’s securities pursuant to the above-referenced Registration Statements have been terminated. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unissued at the termination of the offerings, the Registrant hereby removes from registration the securities registered but unissued under each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on June 16, 2017.

SPAN-AMERICA MEDICAL SYSTEMS, INC. By: /s/ Marcel Bourassa Name: Marcel Bourassa Title: President